Exhibit 4.1

CAPELOGIC INCORPORATED Providing Technology Solutions for Financial Services

1 Windhaven Court, Monroe Twp, NJ 08831

Telephone: (609) 448-7930 Fax: (973) 206-9430

Web: www.capelogic.com

February 22, 2019

Advisors Asset Management, Inc.

8100 E. 22nd St. North, Building 800

Suite 102

Wichita, KS 67226

Re: Advisors Disciplined Trust 1913 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-227345 for the above captioned Fund and acknowledge that Capelogic, Inc. is currently acting as the independent pricing agent for the Fund. Subsequently, we hereby consent to the reference of Capelogic, Inc. as independent pricing agent.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Capelogic, Inc.

By	/s/ SALMAN AHMAD
Salman Ahmad
Treasurer